Exhibit 2.3

EMPLOYEE MATTERS AGREEMENT

By and Between

COUSINS PROPERTIES INCORPORATED,

COUSINS PROPERTIES LP,

CLINIC SUB INC.,

PARKWAY PROPERTIES, INC.,

PARKWAY PROPERTIES LP,

PARKWAY PROPERTIES GENERAL PARTNERS, INC.,

PARKWAY, INC.,

AND

PARKWAY OPERATING PARTNERSHIP LP

Dated as of [            ], 2016

i

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [            ], 2016, is by and among Cousins Properties Incorporated, a Georgia corporation (“Cousins”), Cousins Properties LP, a Delaware limited partnership (“Cousins LP”), Clinic Sub Inc., a Maryland corporation (“Merger Sub”), Parkway Properties, Inc., a Maryland corporation (“Legacy Parkway”), Parkway Properties LP, a Delaware limited partnership (“Legacy Parkway LP”), Parkway Properties General Partners, Inc., a Delaware corporation (“Parkway GP”), Parkway, Inc., a Maryland corporation (“New Parkway”), and Parkway Operating Partnership LP, a Delaware limited partnership (“New Parkway LP” and together with Cousins, Cousins LP, Merger Sub, Legacy Parkway, Legacy Parkway LP, Parkway GP and New Parkway, each a “Party,” and collectively the “Parties”).

RECITALS

WHEREAS, Cousins, Merger Sub, Legacy Parkway and Legacy Parkway LP entered into that certain Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), pursuant to which Legacy Parkway will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”);

WHEREAS, contemporaneously with the execution of this Agreement, the Parties are entering into a Separation, Distribution and Transition Services Agreement, dated as of [            ], 2016 (the “Separation and Distribution Agreement”), pursuant to which, among other things, (i) the Houston, Texas assets of Legacy Parkway and Cousins and certain other assets will be contributed to New Parkway and New Parkway LP (such series of reorganization and separation transactions, the “Separation”) and (ii) Cousins will distribute 100% of the capital stock of New Parkway to the stockholders of Cousins (which will then include legacy stockholders of Legacy Parkway) (the “Distribution” and together with the Separation, the “Separation Transactions”); and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties are entering into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to certain employee matters, to the extent that such matters are not addressed in the Merger Agreement or the Separation and Distribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Benefit Commencement Date” means the first day of the first calendar month following the Distribution Effective Time.

“Benefit Plan” means, with respect to any entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, operating partnership unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time-off, disability or accident insurance plan, program, arrangement, agreement or commitment, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder, including any amendments or other modifications of such Laws and regulations that may be made from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Cousins Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Cousins or any of its Affiliates, (ii) who will not transfer employment to the New Parkway Group as of the Distribution Date, and (iii) whose employment will continue with the Cousins Group following the Merger and the Distribution.

“Continuing Employee” means an individual who is either a Continuing Cousins Employee or a Continuing Parkway Employee.

“Continuing Parkway Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Parkway or any of its Affiliates, (ii) who will not transfer employment to the New Parkway Group as of the Distribution Date, and (iii) whose employment will continue with the Cousins Group following the Merger and the Distribution.

“Cousins Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by Cousins or any of its Affiliates (other than Legacy Parkway, New Parkway and their Subsidiaries).

“Cousins Cafeteria Plan” has the meaning set forth in Section 7.04 of this Agreement.

“Cousins Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Cousins Equity Plan” means the Cousins 2009 Incentive Stock Plan, the Cousins 2005 Restricted Stock Unit Plan, and the Cousins 1999 Incentive Stock Plan (as amended and restated effective as of May 6, 2008).

“Cousins Group” has the meaning set forth in the Separation and Distribution Agreement.

“Cousins Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Cousins Post-Distribution Stock Value” means the Cousins Pre-Distribution Stock Value minus the New Parkway Post-Distribution Stock Value.

“Cousins Pre-Distribution Stock Value” means the closing price per share of Cousins Common Stock (regular way) on the NYSE for the last trading day prior to the Distribution.

“Cousins Ratio” means the quotient obtained by dividing the Cousins Pre-Distribution Stock Value by the Cousins Post-Distribution Stock Value.

“Cousins Restricted Stock Unit Award” has the meaning set forth in Section 4.04 of this Agreement.

“Cousins Retirement Plan” means the Cousins Properties Retirement Savings Plan.

“Cousins Spread Value Reduction” means the dollar amount determined as follows: (i) the amount, but not less than zero, by which the Cousins Pre-Distribution Stock Value exceeds the exercise price of a share subject to a Cousins Stock Option after the Merger Effective Time and prior to the Distribution Effective Time, minus (ii) the amount, but not less than zero, by which the Cousins Post-Distribution Stock Value exceeds the exercise price of a share subject to a Cousins Stock Option after the Distribution Effective Time as determined in accordance with Section 4.03(a)(i) of this Agreement.

“Cousins Stock Option” has the meaning set forth in Section 4.03 of this Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” means the ratio representing the number of shares of New Parkway Common Stock distributed with respect to a share or shares of Cousins Common Stock pursuant to the Distribution.

“Employment Agreement” has the meaning set forth in Section 3.03 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” has the meaning set forth in the Merger Agreement (1.63), such that pursuant to the Merger Agreement, (i) each outstanding share of Legacy Parkway Common Stock (including Legacy Parkway Common Stock resulting from the vesting of certain Legacy Parkway Restricted Stock Unit Awards) shall have been converted into a right to receive 1.63 newly-issued shares of Cousins Common Stock and (ii) after applying the 1.63 conversion ratio, outstanding Legacy Parkway Stock Options and unvested Legacy Parkway Restricted Stock Unit Awards shall have been assumed and converted into Cousins Stock Options and Cousins Restricted Stock Unit Awards, respectively.

“Former Employee” means any former employee of the Cousins Group (including, for the avoidance of doubt, a former employee of Legacy Parkway or an Affiliate of Legacy Parkway) as of immediately prior to the Distribution Effective Time, including retired and other terminated employees.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Houston Business” has the meaning set forth in the Separation and Distribution Agreement.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Legacy Parkway Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by Legacy Parkway or any of its Subsidiaries (other than New Parkway and its Subsidiaries).

“Legacy Parkway Common Stock” has the meaning assigned to “Parkway Common Stock” in the Merger Agreement.

“Legacy Parkway Equity Plan” means the Parkway and Parkway LP 2015 Omnibus Equity Incentive Plan, as amended from time to time, or its predecessors.

“Legacy Parkway Restricted Stock Unit Award” means a restricted stock unit award covering shares of Legacy Parkway Common Stock that was granted under a Legacy Parkway Equity Plan and that was outstanding immediately prior to the Merger.

“Legacy Parkway Separation Pay Plan” means the Parkway Properties, Inc. Separation Pay Plan, effective as of April 28, 2016.

“Legacy Parkway Stock Option” means an option to purchase shares of Legacy Parkway Common Stock that was granted under a Legacy Parkway Equity Plan and that was outstanding immediately prior to the Merger.

“Legacy Stock Option” has the meaning set forth in Section 4.03(b)(i) of this Agreement.

“Legacy Stock Unit Award” has the meaning set forth in Section 4.04 of this Agreement.

“LTC Policy” has the meaning set forth in Section 7.02 of this Agreement.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Effective Time” has the meaning assigned to “Effective Time” in Section 1.1(a)(ii) of the Merger Agreement.

“Net FSA Balance” has the meaning set forth in Section 7.04 of this Agreement.

“New Parkway 401(k) Plan” has the meaning set forth in Section 6.01 of this Agreement.

“New Parkway Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by New Parkway or any of its Subsidiaries.

“New Parkway Cafeteria Plan” has the meaning set forth in Section 7.04 of this Agreement.

“New Parkway Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“New Parkway Equity Plan” has the meaning set forth in Section 4.01 of this Agreement.

“New Parkway Group” has the meaning set forth in the Separation and Distribution Agreement.

“New Parkway Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“New Parkway Post-Distribution Stock Value” means the closing price per share of New Parkway Common Stock on the NYSE on the Distribution Date.

“New Parkway Ratio” means the quotient obtained by dividing the Cousins Pre-Distribution Stock Value by the New Parkway Post-Distribution Stock Value.

“New Parkway Restricted Stock Unit Award” means a restricted stock unit award covering shares of New Parkway Common Stock.

“New Parkway Separation Plan” has the meaning set forth in Section 8.01 of this Agreement.

“New Parkway Stock Option” means an option to purchase shares of New Parkway Common Stock.

“ODI Policy” has the meaning set forth in Section 7.03 of this Agreement.

“Retained Personnel Records” has the meaning set forth in Section 3.05(a) of this Agreement.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Terminating Cousins Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Cousins or any of its Affiliates, (ii) who will not transfer employment to New Parkway or any of its Affiliates in connection with the Distribution, and (iii) whose employment will be terminated as a result of the Merger or the Distribution. Each Terminating Cousins Employee is set forth on Schedule 1.01(a).

“Terminating Employee” means an individual who is either a Terminating Cousins Employee or a Terminating Parkway Employee.

“Terminating Parkway Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Parkway or any of its Affiliates, (ii) who will not transfer employment to the New Parkway Group as of the Distribution Date, and (iii) whose employment will be terminated as a result of the Merger or the Distribution. Each Terminating Parkway Employee is set forth on Schedule 1.01(b).

“Transferring Cousins Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Cousins or any of its Affiliates and (ii) who commences employment with the New Parkway Group as of the Distribution Date. Each Transferring Cousins Employee is set forth on Schedule 1.01(c).

“Transferring Employee” means an individual who is either a Transferring Cousins Employee or a Transferring Parkway Employee.

“Transferring Employee Personnel Records” has the meaning set forth in Section 3.05(a) of this Agreement.

“Transferring Parkway Employee” means an individual (i) who, immediately prior to the Merger, was an employee of Parkway or any of its Affiliates and (ii) who commences employment with, the New Parkway Group as of the Distribution Date. Each Transferring Parkway Employee is set forth on Schedule 1.01(d).

“Vesting Legacy Parkway Awards” has the meaning set forth in Section 4.02 of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Nature of Liabilities. All Liabilities assumed or retained by Cousins under this Agreement shall be Cousins Liabilities for purposes of the Separation and Distribution Agreement. All Liabilities assumed by New Parkway under this Agreement shall be New Parkway Liabilities for purposes of the Separation and Distribution Agreement.

Section 2.02 General Allocation of Liabilities and Assets.

(a) Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the Cousins Group hereby retains or assumes (i) except as provided in Section 2.02(b), all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Continuing Employees, Terminating Employees, and Former Employees, regardless of when incurred, (ii) all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Transferring Cousins Employees that arose, or relate to, a period prior to the Distribution Effective Time, and (iii) all Liabilities under Cousins Benefit Plans and Legacy Parkway Benefit Plans regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under a Cousins Benefit Plan or a Legacy Parkway Benefit Plan by Transferring Employees prior to the Benefit Commencement Date. Effective as of the Distribution Effective Time, the Cousins Group hereby retains or assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the Cousins Benefit Plans, Legacy Parkway Benefit Plans and other Liabilities it assumes or retains pursuant to this Section 2.02(a).

(b) Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the New Parkway Group hereby assumes (i) other than Liabilities under Cousins Benefit Plans, all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Transferring Cousins Employees that arise, or relate to, a period commencing on or following the Distribution Effective Time, (ii) other than Liabilities under Legacy Parkway Benefit Plans or to the extent the Cousins Group is reimbursed (without regard to any deductibles) for such Liabilities by an insurance policy maintained, but not funded, by a member of the Cousins Group (including, for the avoidance of doubt, third-party insurance), all Liabilities relating to or with respect to employment, compensation, severance, employment practices, and similar claims (including any legal action, suit, investigation, inquiry, proceeding, arbitration, order or other claim) of Transferring Parkway Employees, regardless of when incurred, and (iii) all Liabilities under New Parkway Benefit Plans regardless of when incurred, including Liabilities for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred under a New Parkway Benefit Plan. Each Legacy Parkway Benefit Plan that will be assigned to the New Parkway Group is set forth on Schedule 2.02(b). Effective as of the Distribution Effective Time, the New Parkway Group hereby assumes all Assets (including trusts and other funding vehicles and insurance contracts) related to the New Parkway Benefit Plans and other Liabilities it assumes pursuant to this Section 2.02(b).

(c) Notwithstanding any provision of Section 2.02(a) or Section 2.02(b) to the contrary, the New Parkway Group shall reimburse the Cousins Group for all Liabilities incurred by the Cousins Group in providing health and welfare benefits to the Transferring Parkway Employees following the Distribution Effective Time to the extent that the aggregate value of such Liabilities exceeds the sum of (i) $100,000 plus (ii) any premiums or deductibles paid by the Transferring Parkway Employees (excluding the employer-paid portion of any such premiums or deductibles) in respect of such coverage from the Distribution Effective Time to the Benefit Commencement Date that are retained by the Cousins Group; provided, however, the New Parkway Group shall not be responsible for reimbursing any such Liabilities for which the Cousins Group is reimbursed by an insurance policy maintained, but not funded, by a member of the Cousins Group (including, for the avoidance of doubt, both specific and aggregate stop loss insurance). Within sixty (60) days of the final date on which a claim may be timely submitted for reimbursement under the terms hereof) of the plans providing the health and welfare benefits contemplated by this Section 2.02(c), the Cousins Group shall provide the New Parkway Group with a summary, with reasonable detail, by Transferring Parkway Employee of the Liabilities to be reimbursed under this Section 2.02(c), and the New Parkway Group shall reimburse the Cousins Group for such Liabilities within thirty (30) days following the New Parkway Group’s receipt of notice from the Cousins Group that it has incurred any such Liabilities. For purposes of this Section 2.02, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident.

Section 2.03 No Changes to Certain Benefit Plans as a Result of the Distribution. This Agreement addresses the employee benefit plans, programs and policies of the Parties and each of their respective Affiliates that might be impacted by the Distribution. Any employee benefit plans, programs and policies of the Parties and each of their respective Affiliates not specifically addressed in this Agreement shall not be impacted by the Distribution or this Agreement.

Section 2.04 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no participant in any New Parkway Benefit Plans or any other benefit plans or arrangements shall receive benefits that duplicate benefits provided to such individual by a corresponding Cousins Benefit Plan, and no participant in any Legacy Parkway Benefit Plans, Cousins Benefit Plans or any other benefit plans or arrangements of a member of the Cousins Group shall receive benefits that duplicate benefits provided to such individual by a corresponding New Parkway Benefit Plan. Furthermore, unless expressly provided for in this Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or benefit plan on the part of a Continuing Employee, Terminating Employee, or Transferring Employee.

Section 2.05 Cessation of Participation in Cousins Benefit Plans and Legacy Parkway Benefit Plans. Except as otherwise provided in this Agreement, effective as of the Distribution Effective Time, the Transferring Employees shall cease to be active participants in the Cousins Benefit Plans and Legacy Parkway Benefit Plans.

ARTICLE III

EMPLOYMENT

Section 3.01 Continuing Employees.

(a) Employment. Prior to the Distribution Date, Legacy Parkway shall, or shall cause its Subsidiaries to, transfer and assign the employment of each Continuing Parkway Employee set forth on Schedule 3.01(a) to an employing entity that shall not become a part of the New Parkway Group. As of the Distribution Date, each Continuing Employee shall continue to be employed by the Cousins Group.

(b) Compensation and Benefits. For a period of one (1) year following the Merger Effective Time (or, if earlier, the date of the applicable Continuing Parkway Employee’s termination of employment), the Cousins Group shall provide to each Continuing Parkway Employee as of the Merger Effective Time, (i) at least the base compensation provided to such Continuing Parkway Employee immediately prior to the Merger Effective Time; (ii) an annual bonus opportunity that is no less favorable than is provided to a similarly situated employee of the Cousins Group; (iii) long-term incentive award opportunities, whether cash or equity, that are no less favorable than are provided to a similarly situated employee of the Cousins Group; (iv) severance benefits pursuant to the terms of the Legacy Parkway Separation Pay Plan as in effect as of the date of the Merger Agreement; and (v) other compensation and employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)-(iv) above and defined benefit pension plans, post-retirement medical and welfare plans, and retention change in control or similar plans, policies, or agreements) that are substantially comparable in the aggregate to those provided to a similarly situated employee of the Cousins Group; provided that, for purposes of this clause (v), the employee benefits generally provided to employees of Legacy Parkway and its Subsidiaries as of immediately prior to the Merger Effective Time shall be deemed to be substantially comparable in the aggregate to those provided to a similarly situated employee of the Cousins Group, it being understood that the Continuing Parkway Employees may commence participation in the Cousins Benefit Plans at such times as are determined by the Cousins Group.

(c) Service Recognition. For purposes of any Cousins Benefit Plans providing benefits to any Continuing Parkway Employees after the Merger Effective Time, the Cousins Group shall recognize all service of the Continuing Parkway Employees with Legacy Parkway and its Subsidiaries (and any predecessors or Affiliates thereof) for all purposes in any Cousins Benefit Plan in which such Continuing Parkway Employees may be eligible to participate after the Merger Effective Time to the same extent such service was taken into account under the analogous Legacy Parkway Benefit Plan prior to the date that the Continuing Parkway Employee first participates in the Cousins Benefit Plan; provided, however, that the foregoing clause shall not apply (i) to the extent it would result in duplication of benefits, or (ii) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Cousins Benefit Plan under which similarly situated employees of the Cousins Group do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

Section 3.02 Transferring Employees.

(a) Employment. As of the Distribution Date, each Transferring Employee shall commence employment with the New Parkway Group.

(b) Compensation and Benefits. For a period of one (1) year following the Distribution Date (or, if earlier, the date of the applicable Transferring Employee’s termination of employment), the New Parkway Group shall provide to each Transferring Employee as of the Distribution Date, (i) at least the base compensation provided to such Transferring Employee immediately prior to the Effective Time; (ii) an annual bonus opportunity that is no less favorable than is provided to a similarly situated employee of the New Parkway Group; (iii) long-term incentive award opportunities, whether cash or equity, that are no less favorable than are provided to a similarly situated employee of the New Parkway Group; (iv) severance benefits pursuant to the terms of the New Parkway Separation Pay Plan; and (v) other compensation and employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)-(iv) above and defined benefit pension plans, post-retirement medical and welfare plans, and retention change in control or similar plans, policies, or agreements) that are substantially comparable in the aggregate to those provided to a similarly situated employee of the New Parkway Group. For purposes of this Section 3.02(b), the employee benefits generally provided to any Transferring Parkway Employee as of immediately prior to the Merger shall be deemed to be substantially comparable in the aggregate to those provided to a similarly situated employee of the New Parkway Group.

(c) Service Recognition. The New Parkway Group shall recognize all service of the Transferring Employees with Legacy Parkway and its Subsidiaries (and any predecessors or Affiliates thereof) or Cousins and its Subsidiaries (and any predecessors or Affiliates thereof), as applicable, for all purposes in any New Parkway Benefit Plan in which such Transferring Employees may be eligible to participate after the Distribution Effective Time to the same extent such service was taken into account under the analogous Legacy Parkway Benefit Plan or Cousins Benefit Plan, as applicable, prior to the date that the Transferring Employee first participates in the New Parkway Benefit Plan; provided, however, that the foregoing clause shall not apply (i) to the extent it would result in duplication of benefits, or (ii) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Parkway Benefit Plan under which similarly situated employees do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

Section 3.03 Employment Agreements. Prior to the Distribution Date, the Board of Directors of Cousins (or an applicable committee thereof) and the Board of Directors of New Parkway (or an applicable committee thereof) shall take all actions necessary and appropriate in order for the New Parkway Group to expressly assume, effective as of the Distribution Date, and to honor the terms and conditions of the employment agreements (and the amendments and waivers thereto) set forth on Schedule 3.03 attached hereto (the “Employment Agreements”).

Section 3.04 At Will Status. Subject to the terms of the Employment Agreements, nothing in this Agreement shall create any obligation on the part of any Party to (a) continue the employment of any employee or other service provider following the date of this Agreement or the Distribution Date (except as required by applicable Law) or (b) change the employment status of any employee or other service provider from “at will,” to the extent such employee is an “at will” employee under applicable Law.

Section 3.05 Personnel Records.

(a) Transfer of Personnel Records. To the extent permitted by applicable Law, copies of all personnel records and files relating to a Transferring Employee that were created prior to the Distribution Effective Time and that are held by the Cousins Group as of the Distribution Date (the “Transferring Employee Personnel Records”) shall be provided to the New Parkway Group as of the Distribution Date. Until the seventh (7th) anniversary of the Distribution Effective Time, (i) if the New Parkway Group discovers that all or any portion of any Transferring Employee Personnel Records were not provided to the New Parkway Group as of the Distribution Date, to the extent permitted by applicable Law and such Transferring Employee Personnel Records then remain in the possession of the Cousins Group, the Cousins Group shall deliver copies of such omitted Transferring Employee Personnel Records to the New Parkway Group within five (5) business days of the Cousins Group’s receipt of a written request from the New Parkway Group for such Transferring Employee Personnel Records, or (ii) if the Cousins Group discovers that all or any portion of any personnel records and files relating to an individual who is not a Transferring Employee (the “Retained Personnel Records”) were transferred to the New Parkway Group as of the Distribution Date, to the extent permitted by applicable Law and such Retained Personnel Records then remain in the possession of the New Parkway Group, the New Parkway Group shall deliver copies of such omitted Retained Personnel Records to the Cousins Group within five (5) business days of the New Parkway Group’s receipt of a written request from the Cousins Group for such Retained Personnel Records. For the avoidance of doubt, the Cousins Group may retain copies of the Transferring Employee Personnel Records to the extent necessary to administer the Cousins Benefit Plans, Legacy Parkway Benefit Plans, and other obligations related to the Transferring Employees, and in no event shall be required to provide Retained Personnel Records to the New Parkway Group, except to the extent necessary for the New Parkway Group to administer the New Parkway Benefit Plans or to meet its obligations under this Agreement.

(b) Sharing of Information. Until the seventh (7th) anniversary of the Distribution Effective Time, to the extent permitted by applicable Law, each Party and each Party’s Affiliates shall provide, in a timely manner, to the other Party and, if requested, the other Party’s Affiliates and its or their respective agents and vendors all information and documentation necessary for each Party to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information and documentation pursuant to this Agreement to comply with the requirements of HIPAA.

(c) Access to Records and Record Retention. To the extent transfer of the Transferring Employee Personnel Records is not permitted by applicable Law in accordance with Section 3.05(a), the Cousins Group shall, to the extent permitted by applicable Law, permit the New Parkway Group and their successors and their authorized representatives to have full access upon reasonable notice during normal business hours to all Transferring Employee Personnel Records for a period of at least seven (7) years following the Distribution Effective Time to the extent reasonably necessary in order for the New Parkway Group or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.01 New Parkway Equity Incentive Plan. Prior to the Distribution Date, the Board of Directors of New Parkway (or an applicable committee thereof) shall approve and adopt a new equity incentive plan, to be effective as of the Distribution Effective Time (the “New Parkway Equity Plan”). New Parkway shall reserve for issuance under the New Parkway Equity Plan a number of authorized but unissued shares of New Parkway Common Stock at least sufficient for delivery upon exercise or settlement of the awards assumed in accordance with this Article IV. On the Distribution Date, New Parkway shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of New Parkway Common Stock reserved for issuance under the New Parkway Equity Plan.

Section 4.02 Adjustments to Awards Vesting in the Merger. Upon the settlement of the Legacy Parkway Restricted Stock Unit Awards that (x) shall vest and be settled for shares of Cousins Common Stock pursuant to Section 2.5(b)(i) of the Merger Agreement or (y) shall convert into Cousins Restricted Stock Unit Awards pursuant to Section 2.5(b)(ii) of the Merger Agreement and shall vest upon the holder’s termination of employment immediately thereafter (collectively, the “Vesting Legacy Parkway Awards”), the holder of each Vesting Legacy Parkway Award shall also be entitled to a number of shares of New Parkway Common Stock equal to the product obtained by multiplying (a) the number of shares of Cousins Common Stock subject to such Vesting Legacy Parkway Award as of immediately prior to the Distribution Effective Time by (b) the Distribution Ratio. For the avoidance of doubt, all amounts payable upon settlement of the Vesting Legacy Parkway Awards shall be subject to withholding for applicable Taxes, and this Section 4.02 is not intended and shall not result in the duplication of benefits.

Section 4.03 Stock Options. As of the Merger Effective Time and by virtue of the Merger, each Legacy Parkway Stock Option shall be assumed and converted into an option covering that number of shares of Cousins Common Stock and having an exercise price per share determined under Section 2.5(a) of the Merger Agreement (a “Cousins Stock Option”). For the avoidance of doubt, the number of shares of Cousins Common Stock subject to, and the exercise price of, a Cousins Stock Option shall have been adjusted by the Exchange Ratio pursuant to the Merger prior to further adjustment pursuant to this Section 4.03. Prior to the Distribution Date, to be effective as of the Distribution Effective Time, the Board of Directors of Cousins (or an applicable committee thereof) shall, and shall cause the Board of Directors of New Parkway to, adopt resolutions or take such other actions as may be required to effect the following with respect to the Cousins Stock Options held by Terminating Parkway Employees and Transferring Parkway Employees:

(a) Terminating Parkway Employees. As of the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Legacy Parkway Stock Option held by a Terminating Parkway Employee that is outstanding and unexercised as of immediately prior to the Merger Effective Time shall automatically become fully vested. In connection with the consummation of the Merger, each Legacy Parkway Stock

Option held by a Terminating Parkway Employee that is assumed by Cousins and converted into a Cousins Stock Option shall therefore be fully vested. As of the Distribution Effective Time, by virtue of the Distribution and without any action on the part of the holders thereof, each Cousins Stock Option held by a Terminating Parkway Employee that is outstanding and unexercised as of immediately prior to the Distribution Effective Time shall have its exercise price per share adjusted and shall entitle the holder thereof to a fully vested New Parkway Stock Option (in addition to the Cousins Stock Option that he or she shall continue to hold), as follows:

(i) The number of shares of Cousins Common Stock subject to such Terminating Parkway Employee’s Cousins Stock Option shall remain unchanged, and the exercise price per share of each such Cousins Stock Option shall be adjusted to equal the dollar amount (rounded up to the next whole cent) that is the quotient obtained by dividing (A) the exercise price per share of Cousins Common Stock immediately prior to the Distribution Effective Time by (B) the Cousins Ratio.

(ii) The number of shares of New Parkway Common Stock subject to such Terminating Parkway Employee’s New Parkway Stock Option shall be equal to the product obtained (rounded down to the next whole share) by multiplying (A) the number of shares of Cousins Common Stock subject to such Terminating Parkway Employee’s Cousins Stock Option as of immediately prior to the Distribution Effective Time by (B) the Distribution Ratio. The exercise price per share of each such New Parkway Stock Option shall be adjusted to equal the dollar amount (rounded up to the next higher whole cent) that is equal to (I) the New Parkway Post-Distribution Stock Value minus (II) the quotient obtained by dividing the Cousins Spread Value Reduction by the Distribution Ratio.

(iii) Each such Cousins Stock Option and New Parkway Stock Option held by a Terminating Parkway Employee pursuant to this Section 4.03(a) shall remain exercisable for the remaining term of such option (as determined as of immediately prior to the Distribution Effective Time) and except as otherwise provided in this Section 4.03(a), shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Legacy Parkway Stock Option as of immediately prior to the Distribution Effective Time. The Parties intend that the adjustments in this Section 4.03(a) are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Legacy Parkway Stock Option, Cousins Stock Option, or New Parkway Stock Option to Section 409A of the Code.

(b) Transferring Parkway Employees.

(i) As of the Distribution Effective Time, by virtue of the Distribution and without any action on the part of the holders thereof, each Cousins Stock Option held by a Transferring Parkway Employee (a “Legacy Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Distribution Effective Time shall be assumed by New Parkway and shall be converted into a New Parkway Stock Option to acquire (A) that number of shares of New Parkway Common Stock (rounded down to the next whole share) equal to the product obtained by multiplying (I) the number of shares of Cousins Common Stock subject to such Legacy Stock Option as of immediately prior to the Distribution Effective Time by (II) the New Parkway Ratio, and (B) at an exercise price per share of New Parkway Common Stock (rounded up to the next whole cent) equal to the quotient obtained by dividing (I) the exercise price per share of such Legacy Stock Option by (II) New Parkway Ratio; provided, however, that each such Legacy Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code.

(ii) Except as otherwise provided in this Section 4.03(b), each such Legacy Stock Option assumed and converted into a New Parkway Stock Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Legacy Parkway Stock Option as of immediately prior to the Distribution Effective Time. The Parties intend that the adjustments in this Section 4.03(b) are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Legacy Stock Option or New Parkway Stock Option to Section 409A of the Code.

Section 4.04 Restricted Stock Unit Awards. As of the Merger Effective Time and by virtue of the Merger, each unvested Legacy Parkway Restricted Stock Unit Award shall be assumed and converted into a restricted stock unit award covering that number of shares of Cousins Common Stock determined under Section 2.5(b)(ii) of the Merger Agreement (a “Cousins Restricted Stock Unit Award”). For the avoidance of doubt, the number of shares of Cousins Common Stock subject to a Cousins Restricted Stock Unit Award shall have been adjusted by the Exchange Ratio pursuant to the Merger prior to further adjustment pursuant to this Section 4.04. Prior to the Distribution Date, to be effective as of the Distribution Effective Time, the Board of Directors of Cousins (or an applicable committee thereof) shall, and shall cause the Board of Directors of New Parkway to, adopt resolutions or take such other actions as may be required to effect the following with respect to the Cousins Restricted Stock Unit Awards held by Transferring Parkway Employees (each, a “Legacy Stock Unit Award”):

(a) As of the Distribution Effective Time, by virtue of the Distribution and without any action on the part of the holders thereof, each Legacy Stock Unit Award that is outstanding as of immediately prior to the Distribution Effective Time shall be assumed by New Parkway and shall be converted into a New Parkway Restricted Stock Unit Award covering that number of shares of New Parkway Common Stock equal to the product (rounded down to the next whole share) obtained by multiplying (i) the number of shares of Cousins Common Stock subject to such Legacy Stock Unit Award as of immediately prior to the Distribution Effective Time by (ii) the New Parkway Ratio.

(b) For the avoidance of doubt, each Legacy Stock Unit Award assumed and converted into a New Parkway Restricted Stock Unit Award shall include dividend equivalent rights with respect to the sum of (i) the total cash dividends per share of Legacy Parkway Common Stock with applicable record dates occurring prior to the Distribution Effective Date over the period during which the Legacy Stock Unit Award was outstanding, plus (ii) the total cash dividends per share of New Parkway Common Stock with applicable record dates occurring following the Distribution Effective Date over the period during which the New Parkway Restricted Stock Unit Award is outstanding.

(c) Except as otherwise provided in this Section 4.04(c), each Legacy Stock Unit Award assumed and converted into a New Parkway Restricted Stock Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Legacy Parkway Restricted Stock Unit Award as of immediately prior to the Distribution Effective Time; provided that the vesting criteria applicable to any New Parkway Restricted Stock Unit Award that results from a Legacy Stock Unit Award that was subject to performance-based vesting criteria shall instead provide solely for service-based vesting. The Parties intend that the adjustments in this Section 4.04 are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Legacy Stock Unit Award or New Parkway Restricted Stock Unit Award to Section 409A of the Code.

Section 4.05 Cooperation. If the Cousins Group or the New Parkway Group determines in its reasonable judgment that any action required under this Article IV will not achieve the intended Tax, accounting and legal results, including the intended results under Section 409A of the Code or FASB ASC Topic 718 – Stock Compensation, then at the request of the Cousins Group or the New Parkway Group, as applicable, the Cousins Group and the New Parkway Group shall mutually cooperate in taking such actions as are commercially reasonable and generally consistent with the terms of this Agreement to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable.

ARTICLE V

OTHER INCENTIVE PLANS

Section 5.01 Cash Incentive Plans. Other than as provided in Section 5.02, (a) the Cousins Group shall be responsible for the payment of cash incentive awards to Continuing Employees with respect to performance periods that are open as of the Distribution Effective Time, and (b) the New Parkway Group shall be responsible for the payment of cash incentive awards to Transferring Employees with respect to performance periods that are open as of the Distribution Effective Time.

Section 5.02 Commission Plans. (a) The Cousins Group shall be responsible for any commissions payable in respect of real properties other than the New Parkway Properties (as defined in the Separation and Distribution Agreement), which commissions are set forth on Schedule 5.02(a), and (b) the New Parkway Group shall be responsible for commissions payable in respect of the New Parkway Properties, which commissions are set forth on Schedule 5.02(b), in each case, to the extent unpaid as of the Distribution Effective Time.

ARTICLE VI

RETIREMENT PLANS

Section 6.01 Qualified Defined Contribution Plan.

(a) Assignment and Assumption. Prior to the Merger Effective Date, each Party shall take any and all actions necessary or appropriate for Legacy Parkway to assign, and for New Parkway to assume, the Parkway Properties 401(k) Profit Sharing Retirement Plan (as assumed, the “New Parkway 401(k) Plan”), all Assets and Liabilities related thereto, all related trust and service provider agreements, and all related records, effective as of the Merger Effective Time. If properly and timely assigned and assumed in accordance with this Section 6.01(a), the New Parkway 401(k) Plan shall be treated as a New Parkway Plan for purposes of this Agreement effective as of the Distribution Effective Time.

(b) Rollover. The Parties shall take any and all actions necessary or appropriate for the Cousins Retirement Plan to permit, and for the New Parkway 401(k) Plan to accept, a rollover with respect to Transferring Cousins Employees who so elect of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such Transferring Cousins Employee from the Cousins Retirement Plan, and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the Cousins Retirement Plan to such Transferring Cousins Employee. The Parties shall take any and all actions necessary or appropriate for the New Parkway 401(k) Plan to permit, and for the Cousins Retirement Plan to accept, a rollover with respect to Continuing Parkway Employees who so elect of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such Continuing Parkway Employee from the New Parkway 401(k) Plan, and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the New Parkway 401(k) Plan to such Continuing Parkway Employee.

ARTICLE VII

HEALTH AND WELFARE BENEFITS

Section 7.01 Generally.

(a) Establishment. As of the Benefit Commencement Date, the New Parkway Group shall establish welfare plans (within the meaning of Section 3(1) of ERISA) reasonably necessary, in their sole discretion, to satisfy their obligations under Section 3.02(b). Until the day before the Benefit Commencement Date, each Transferring Employee shall continue to be an active participant in the Cousins Benefit Plans and Legacy Parkway Benefit Plans that are welfare plans (within the meaning of Section 3(1) of ERISA) in which such Transferring Employee was participating as of immediately prior to the Distribution Effective Time.

(b) Waiver of Conditions. To the extent permitted by applicable Law and the terms of the applicable New Parkway Benefit Plan, New Parkway shall, or shall cause its applicable Subsidiary to, take commercially reasonable actions to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferring Employees and their eligible dependents under any New Parkway Benefit Plans in which such Transferring Employees may be eligible to participate as of the Benefit Commencement Date, except, with respect to pre-existing conditions or exclusions, to the extent such preexisting conditions or exclusions would apply under the analogous Legacy Parkway Benefit Plan or Cousins Benefit Plan. For the avoidance of doubt, this provision shall apply in the same manner to each Transferring Cousins Employee and each Transferring Parkway Employee.

(c) Deductibles, Etc. To the extent permitted by applicable Law and the terms of the applicable New Parkway Benefit Plan, New Parkway shall, or shall cause its applicable Subsidiary to, take commercially reasonable actions to provide each Transferring Employee and their eligible dependents under any New Parkway Benefit Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Legacy Parkway Benefit Plan or Cousins Benefit Plan, as applicable, ending on the date such Transferring Employee’s participation in the New Parkway Benefit Plan begins (to the same extent that such credit was given under the analogous Legacy Parkway Benefit Plan or Cousins Benefit Plan, as applicable, prior to the date that the Transferring Employee first participates in the New Parkway Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Parkway Benefit Plan, provided that the Cousins Group shall provide or make available copies of all reasonable information on costs and expenses incurred with respect to the plan year that includes the Benefit Commencement Date which is necessary to credit co-payments and deductibles in accordance with this Section 7.01(c). For the avoidance of doubt, this provision shall apply in the same manner to each Transferring Cousins Employee and each Transferring Parkway Employee.

Section 7.02 Long Term Care Insurance. Prior to the Distribution Date, each Party shall take any and all reasonable actions necessary or appropriate for Legacy Parkway to assign, and for New Parkway to assume, Legacy Parkway’s long term care insurance policy (the “LTC Policy”), all Assets and Liabilities related thereto, and all related service provider agreements, effective as of the Benefit Commencement Date. The LTC Policy shall be treated as a New Parkway Benefit Plan for purposes of this Agreement effective as of the Benefit Commencement Date, and New Parkway shall reimburse the Cousins Group for all costs it incurs in connection with assigning the LTC Policy. Pursuant to the LTC Policy, each Continuing Parkway Employee and Terminating Parkway Employee who participates in the LTC Policy as of immediately prior to the Benefit Commencement Date shall have the opportunity to elect to convert, at the employee’s sole expense, to individual coverage on a direct-bill basis.

Section 7.03 Officers Disability Insurance. Prior to the Distribution Date, each Party shall take any and all reasonable actions necessary or appropriate for Legacy Parkway to assign, and for New Parkway to assume, Legacy Parkway’s officers disability insurance (the “ODI Policy”), all Assets and Liabilities related thereto, and all related service provider agreements, effective as of the Benefit Commencement Date. The ODI Policy shall be treated as a New Parkway Benefit Plan for purposes of this Agreement effective as of the Benefit Commencement Date, and New Parkway shall reimburse the Cousins Group for all costs it incurs in connection with assigning the ODI Policy. Pursuant to the ODI Policy, each Continuing Parkway Employee and Terminating Parkway Employee who participates in the ODI Policy as of immediately prior to the Benefit Commencement Date shall have the opportunity to elect to convert, at the employee’s sole expense, to individual coverage on a direct-bill basis.

Section 7.04 Cafeteria Plan. As of the Benefit Commencement Date, New Parkway or any of its Subsidiaries shall establish a cafeteria plan qualifying under Section 125 of the Code (the “New Parkway Cafeteria Plan”) and health care and dependent care flexible spending reimbursement accounts thereunder in which Transferring Employees who meet the eligibility criteria thereof may be immediately eligible to participate. As soon as practicable following the Benefit Commencement Date, the Cousins Group shall determine the aggregate accumulated contributions to the flexible spending reimbursement accounts under Cousin’s cafeteria plan or Legacy Parkway’s cafeteria plan, as applicable, in which such Transferring Employees participated (the “Cousins Cafeteria Plans”) made during the year in which the Distribution Date occurs by the Transferring Employees less the aggregate reimbursement payouts made for such year up to the day immediately prior to the Benefit Commencement Date from such accounts to such Transferring Employees (the “Net FSA Balance”). If the Net FSA Balance is (a) positive, the Cousins Group shall pay to the New Parkway Group an amount in cash equal to the Net FSA Balance or (b) negative, the New Parkway Group shall pay to the Cousins Group, the absolute value of the Net FSA Balance attributable to Transferring Parkway Employees. New Parkway or its applicable Subsidiary shall cause the balance (whether positive or negative) of each Transferring Employee’s accounts under the Cousins Cafeteria Plans as of the Benefit Commencement Date to be credited to the Transferring Employee’s corresponding accounts under the New Parkway Cafeteria Plan in which such Transferring Employee participates following the Benefit Commencement Date. On and after the Benefit Commencement Date, New Parkway shall assume and be solely responsible for all claims for reimbursement by the Transferring Employees with respect to the plan year that includes the Distribution Date, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Benefit Commencement Date, which claims shall be paid pursuant to and under the terms of the New Parkway Cafeteria Plan. New Parkway agrees to cause the New Parkway Cafeteria Plan to honor, through the end of the calendar year in which the Distribution Date occurs, the elections made by each Transferring Employee under the Cousins Cafeteria Plans in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Benefit Commencement Date.

Section 7.05 COBRA and HIPAA Compliance. The Cousins Group shall continue to be responsible for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Cousins Benefit Plans and Legacy Parkway Benefit Plans with respect to any Continuing Employees, Terminating Employees, Former Employees and any of their covered dependents who incur a qualifying event or loss of coverage under COBRA at or before the Benefit Commencement Date (including as a result of the Distribution). The New Parkway Group shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the New Parkway Benefit Plans with respect to any Transferring Employees and any of their covered dependents who incur a qualifying event or loss of coverage under the New Parkway Benefit Plans after the Benefit Commencement Date.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.01 Severance. Prior to the Distribution Date, the Board of Directors of New Parkway (or an applicable committee thereof) shall approve and adopt the Parkway, Inc. Separation Pay Plan (the “New Parkway Separation Pay Plan”), which shall be substantially identical to the Legacy Parkway Separation Pay Plan.

Section 8.02 Tax Reporting and Withholding.

(a) Except as may be otherwise agreed subsequently by the Cousins Group and the New Parkway Group, (i) the Cousins Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Taxing authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member the Cousins Group as of immediately following the Distribution Effective Time, and (ii) the New Parkway Group shall be responsible for all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable

Taxing authority as related to compensation and benefits provided to any individual with respect to his or her service to an entity that is a member the New Parkway Group as of immediately following the Distribution Effective Time. Notwithstanding the foregoing, New Parkway or a member of the New Parkway Group shall be solely responsible for ensuring the satisfaction of all income, payroll or other Tax reporting and remitting applicable Tax withholdings to each applicable Taxing authority as related to New Parkway Stock Options, or if any of the foregoing obligations are required to be performed by a member of the Cousins Group, the New Parkway Group shall be responsible for ensuring the collection and remittance of applicable withholding Taxes to the Cousins Group.

(b) Without limiting the generality of Section 3.05, the Parties shall take commercially reasonable steps to cooperate in all matters reasonably necessary to administer their obligations under this Section 8.02, including exchanging information and data relating to payroll and Benefit Plans.

Section 8.03 Code Section 409A. Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of Taxes and/or penalties under Section 409A of the Code, the Parties shall cooperate in good faith to modify the applicable provision so that such Taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

Section 8.04 Not a Change in Control. The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any Cousins Benefit Plan, Legacy Parkway Benefit Plan, or New Parkway Benefit Plan.

ARTICLE IX

MISCELLANEOUS

Section 9.01 No Third-Party Beneficiaries; Reservation of Rights. The provisions of this Agreement are solely for the benefit of the Parties to this Agreement, and no current or former director, employee, or other service provider or any other Person shall be a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed as an amendment to any Cousins Benefit Plan, Legacy Parkway Benefit Plan, New Parkway Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate the Parties to maintain any particular Benefit Plan or retain the employment or services of any current or former director, employee, or other service provider.

Section 9.02 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement (including and the schedules hereto) and the Separation and Distribution Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Cousins represents on behalf of itself and each other member of the Cousins Group, and New Parkway represents on behalf of itself and each other member of the New Parkway Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical or electronic signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical or electronic signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical or electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause the Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.03 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.04 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that a Party may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto.

Section 9.05 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

(a)	if to Cousins, Cousins LP or Merger Sub, to:

Cousins Properties Incorporated
191 Peachtree Street, Suite 500
Atlanta, Georgia 30303
Attention: General Counsel
Fax No.: (404) 407-1641

with a copy (until the Distribution Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy / David E. Shapiro
Fax No.: (212) 403-2000
E-mail: edherlihy@wlrk.com
deshapiro@wlrk.com

(b)	if to Legacy Parkway, Legacy Parkway LP, Parkway GP, New Parkway or New Parkway LP, to:

Parkway, Inc.
390 North Orange Avenue, Suite 2400
Orlando, Florida 32801
Attention: General Counsel
Fax No.: (407) 650-0593

with a copy (until the Distribution Effective Time) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: David Bonser / Bruce Gilchrist
Fax No.: 202-637-5910
Email: david.bonser@hoganlovells.com
bruce.gilchrist@hoganlovells.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.06 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.07 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.08 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.09 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) unless expressly stated to the contrary in this Agreement all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [            ], 2016; and (k) a reference to a Party to this Agreement or another agreement or document includes the Party’s successors, permitted substitutes, and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

COUSINS PROPERTIES INCORPORATED

By:
Name:
Title:

COUSINS PROPERTIES LP

By:
Name:
Title:

CLINIC SUB INC.

By:
Name:
Title:

PARKWAY PROPERTIES, INC.

By:
Name:
Title:

By:
Name:
Title:

PARKWAY PROPERTIES LP
By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

By:
Name:
Title:

By:
Name:
Title:

PARKWAY, INC.

By:
Name:
Title:

By:
Name:
Title:

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title: